July 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


We have read the statements made by Northern Lights Fund Trust (the "Trust") (copy attached), which we understand will be filed with the Commission, pursuant to Item 77k of Form N-SAR, as part of the Trust's Form N-SAR report for the year ended April 30, 2006. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP